Exhibit 99.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SPHERIX INCORPORATED

AND

CHROMADEX, INC.

# # #

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4.5	Authorization	11
4.6	No Conflict or Violation	11
4.7	Shares	11

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		11
5.1	Brokers	11
5.2	Litigation	11
5.3	No Claims	11
5.4	Organization and Qualification	11
5.5	Authorization	12
5.6	No Conflict or Violation	12

ARTICLE VI INDEMNIFICATION		12
6.1	Survival of Representations	12
6.2	Indemnifications	12
6.3	By Buyer	13
6.4	Timeliness of Claims	13
6.5	Notice of Claims	13
6.6	Defense Against Third Party Claims	13
6.7	Subrogation	14
6.8	Certain Benefits	14
6.9	Exclusive Remedy	14

ARTICLE VII AGREEMENTS PENDING THE CLOSING		15
7.1	Conduct of Business Pending the Closing	15
7.2	Access	16
7.3	Notices and Consents	16
7.4	Further Assurances	16
7.5	Contractual Dealings with Company and Affiliates	16

ARTICLE VIII POST-CLOSING COVENANTS		19
8.1	Further Action	19
8.2	Expenses	19
8.3	Publicity	19

ARTICLE IX CONDITIONS TO CLOSING		20
9.1	Conditions to Obligations of Each Party	20
9.2	Additional Conditions to Obligations of Buyer	20
9.3	Additional Conditions to Obligations of Seller	21

ARTICLE X TERMINATION		21
10.1	Termination	21
10.2	Effect of Termination	21

ARTICLE XI MISCELLANEOUS		22
11.1	Assignment	22
11.2	Notices	22

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11.3	Choice of Law, Jurisdiction and Venue	23
11.4	Entire Agreement; Amendments and Waivers	24
11.5	Counterparts	24
11.6	Invalidity	24
11.7	Third-Party Beneficiaries	24
11.8	Joint Drafting	24

SCHEDULES

Schedule	Description

Schedule 3.5	List of Material Contracts

Schedule 3.12	Intellectual Property Rights

Schedule 3.14	Employee Benefit Plans

Schedule 3.18	Affiliate Transactions

Schedule 3.19	List of Vehicles Owned, Leased or Used by the Company

Schedule 3.20	List of Personal Property Leases

Schedule 3.22	List of Material Insurance Policies

Schedule 5.5(d)	List of All Outstanding Projects of the Company

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of December 3, 2012, is by and between SPHERIX INCORPORATED (“Seller”) and CHROMADEX, INC. (“Buyer”).  For purposes of this Agreement, Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.                                    Spherix Consulting, Inc. (the “Company”) is a wholly owned subsidiary of Seller and is engaged in the business of providing consulting services to the food industry (the “Business.”

B.                                    Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the issued and outstanding capital stock in the Company (the “Shares”), on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2012.

“Closing Date” means the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine.

“Company Assets” means all of the properties and assets of the Company, whether personal, real or mixed, tangible or intangible, wherever located, including, but not limited to, the Company Intellectual Property that is owned by the Company (“Owned Intellectual Property”).

“Company Debt” means, with respect to the Company, obligations for borrowed money.

“Company Intellectual Property” means all Intellectual Property that is currently owned and/or used by the Company in the Business as presently conducted and which shall not include any Intellectual Property relating to Seller.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or equity interests (as the case may be), as trustee or executor, by contract or credit arrangement or otherwise.

“Direct Claim” means a Claim against a Party by one or both of the other Parties.

“Disclosure Schedule” means the schedules executed and delivered by Seller to Buyer which set forth the exceptions to the representations and warranties contained in Article III below.

“Encumbrance” means any lien, encroachment, easement, encumbrance, mortgage, restriction or other conflicting ownership or security interest.

“Environmental Requirement” shall have the same meaning as set forth in Section 3.16.

“Financial Statements” means the unaudited balance sheet of the Company as September 30, 2012 and the unaudited consolidated statement of income, for the period ended September 30, 2012.

“GAAP” means generally accepted accounting principles under United States standards.

“Intellectual Property” means (i) all names, brands, logos and slogans embodying business or product goodwill or indications of origin, and all trademarks, corporate names, trade names, service marks, trade dress, domain names and universal resource locators, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, and all of the goodwill associated therewith; (ii) all patents, patent applications, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereof; (iii) all websites, copyrights, and copyrightable works both published and unpublished, including all registrations, applications and renewals in connection therewith; (iv) all computer and electronic data processing programs and software programs (in both source code and object code form), data, databases and related documentation; (v) all inventions, improvements, developments, modifications, derivative works, know-how, trade secrets, and confidential information (including research and development, know-how formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all licenses, sublicenses, permissions and other agreements relating to any of the foregoing; and (vii) all other intellectual property rights (in whatever form or medium) relating to any of the foregoing (including remedies and recoveries against infringement hereof and rights of protection of interest therein under the laws of all jurisdictions).

“Knowledge” as it relates to a Party means the actual knowledge of any of the executive officers and senior management of that party.

“Leased Assets” collectively refers to the machinery, equipment and other personal property the Company leases to carry on its operations.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is materially adverse to the financial condition, business, results of operations, assets or liabilities of the Company, taken as a whole, or to the ability of Seller to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Change shall not include (i) any change resulting from general economic conditions or conditions applying generally to the industries in which the Company operates, (ii) any change resulting from changes in the United States financial markets generally or (iii) any changes resulting from the announcement or pendency of the transactions contemplated hereby other than a material loss of customers and/or suppliers of the Company as a result therefor.

“Permitted Encumbrances” means (i) liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings or (ii) liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company’s assets which individually or in the aggregate do not detract materially from the use or value of the assets of the Company,

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, State or local, necessary for the conduct of, or relating to the operation of, the Business.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Tax” or “Taxes” means any State, local, foreign or other tax and such term shall include any interest, penalties or additions to Tax attributable thereto.

“Third Party Claim” means a claim against a Party by a third party.

1.2                               Other Definitions.  Other definitions are contained in the body of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1                               Purchase and Sale of Shares.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign, and deliver to Buyer all of its right, title and interest in the Shares (including but not limited to delivery of the original certificate(s) for the Shares, accompanied by a duly executed stock power transferring the Shares to Buyer), free and clear of all Encumbrances, and Buyer will purchase the Shares from Seller.

2.2                               Purchase Price.  In consideration of the Parties’ common recognition of a prospect of the future business of the Company, the Parties have agreed on an aggregate purchase price of the sum of: (i) $10.00; plus (ii) $800.00, which the parties agree is the liquidation value for the assets set forth on Schedule 3.19 for the Shares (collectively, the “Purchase Price”) for all the Shares, payable on the Closing Date by wire transfer from Buyer to Seller.

2.3                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at such time and place on the Closing Date as may be mutually agreed to by the Parties, and shall be effective as of the close of business on the Closing Date.

2.4                               Closing Costs; Transfer Taxes and Fees.  Notwithstanding any other provision herein, any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of the Shares provided hereunder and any deficiency, interest or penalty asserted with respect thereto shall be borne solely by Seller, except for the stamp duties payable by each Party, which shall each be borne by Buyer and Seller respectively.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY

The Parties acknowledge and agree that Seller represents and warrants to Buyer with respect to Company as set forth below.  The Buyer acknowledges and agrees that Seller’s representations and warranties to Buyer with respect to Company shall be separate and independent and shall not be limited by reference to any other of the Seller’s representations and warranties in this Agreement except as set forth in the disclosure schedule delivered by the Seller attached hereto (the “Disclosure Schedule”):

3.1                               No Claims.  Seller confirms that, effective upon Closing, it has no outstanding claims against the Company in relation to any matter and there are no monies or other obligations owing from the Company to Seller.

3.2                               Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of their respective properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not be reasonably likely to have, a Material Adverse Effect.

3.3                               Capitalization.

(a)                                 The Shares constitutes all of the issued and outstanding ownership interests in the Company, all of which are owned, beneficially and of record, by Seller free and clear of any Encumbrances, and no shares are held in treasury.  All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, free and clear of any preemptive rights.  No ownership interests in the Company have been reserved for issuance upon exercise of options.  There are no preemptive or conversion rights or options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, sell or redeem any equity interests in the Company.

(b)                                 The Company has no equity interest in any other entity.

3.4                               Real Property.  The Company does not own or lease any real property or guarantee any lease of real property.

3.5                               Contracts and Commitments.  Schedule 3.5 lists the following contracts to which the Company is a party (the “Material Contracts”):

(a)                                 any consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably likely to involve the payment by the Company after the date of this Agreement of more than $5,000 during the current fiscal year;

(b)                                 any contract, agreement or commitment (other than purchase orders) regarding the sale or other disposition of products or services by the Company, or for the purchase of raw materials, products or services by the Company, which is reasonably likely to involve the receipt or payment after the date of this Agreement of more than $50,000 during the current fiscal year;

(c)                                  any guarantee agreement for the benefit of any third party;

(d)                                 any tax sharing agreements;

(e)                                  any employment contracts, agreements (including noncompetition agreements and confidentiality agreements), arrangements and commitments applicable to any employees of the Company earning $5,000 per year or more;

(f)                                   any contract, agreement or commitment which provides for the incurrence by the Company of indebtedness for borrowed money or the placing of a lien on any of the Company’s assets;

(g)                                  any partnership or joint venture agreement;

(h)                                 any assignment, license or other agreement with respect to any form of intangible property including with respect to any invention or know-how used in or related to the Business (other than license agreements with respect to “off-the-shelf” software), which is reasonably likely to involve the payment after the date of this Agreement of more than $5,000 during the current or next succeeding fiscal year;

(i)                                     any contract between the Company and any of its Affiliates that will survive the Closing of this Agreement; or

(j)                                    any other contract, agreement, commitment, understanding or instrument involving or reasonably likely to involve payment or receipt after the date of this Agreement of more than $5,000 in the aggregate in the current or next succeeding fiscal year.

All of the Material Contracts are valid obligations of the Company that is a party thereto, and, to the Seller’s Knowledge, of the other parties thereto, and are in full force and effect. To the Seller’s Knowledge, no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Material Contract on the part of the Company, except for such default as would not be reasonably likely to have a Material Adverse Effect.

3.6                               Permits.  The Company has all Permits required to conduct the Business as now being conducted, other than such Permits the failure of which to have is not reasonably likely to have a Material Adverse Effect (the “Material Permits”).  All Material Permits are valid and in full force and effect.  There is not now pending or, to the Knowledge of the Seller, threatened, any action by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any Material Permit.

3.7                               No Conflict or Violation; Third-Party Consents.

(a)                                 Neither the consummation by Seller of the transactions contemplated by this Agreement, nor compliance by Seller with any of the provisions of this Agreement, will to Seller’s Knowledge: (a) violate or conflict with any provision of the charter or bylaws of the Company, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Company under, any of the terms, conditions or provisions of any Material Contract, real property lease or Material Permit or (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award.

(b)                                 The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement will not, to Seller’s Knowledge, require any consent, approval, authorization or permit of, or filing with or notification to (i) any domestic or foreign governmental or regulatory authority; or (ii) any other third party under any Material Contract, real property lease or Material Permit, except where failure to obtain such consent, approval, authorization, or permit or to so file or notify would not be reasonably likely to have a Material Adverse Effect, either individually, or in the aggregate.

3.8                               Financial Statements.  The Company has heretofore delivered to Buyer the Financial Statements, including the Balance Sheet and the unaudited consolidated statements of income and stockholders’ equity of the Company for the period ended on the date of the Balance Sheet (the Balance Sheet, together with such unaudited statements are referred to herein as the “Unaudited Financial Statements”).  The Financial Statements (a) were prepared in accordance with the books and records of the Company, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly present, in all material respects, the consolidated assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations for the periods covered thereby, in each case subject to normal year-end adjustments and the absence of footnote disclosure and other presentation items.

3.9                               Absence of Certain Changes.  Since the date of the Balance Sheet, there has not been:  (a) any Material Adverse Change; (b) any damage, destruction or casualty loss (whether or not covered by insurance) having, or which would be reasonably likely to have, a Material Adverse Effect; or (c) any cancellation of any material debts owed to or claims held by the Company.  Neither the Company nor the Seller has (a) increased the rate of compensation or paid any bonus to any employee or consultant of the Company (or of the Seller providing services on behalf of the Company); (b) sold any assets outside the ordinary course of business; (c) made, or became obligated to make any capital expenditure in excess of $5,000; (d) entered into any transactions outside the ordinary course of business; (e) entered into any employment agreement involving a base salary in excess of $5,000; (f) incurred any indebtedness other than trade payables arising in the ordinary course of business; (g) made or pledged to make any charitable contribution; (h) issued any debt or equity securities or any securities convertible into debt or equity securities; (i) sold any of its Intellectual Property; or (j) mortgaged or pledged any of its properties or assets.

3.10                        Litigation.  There is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation or arbitration action (collectively, “Actions”) pending, or to the Seller’s Knowledge, (a) threatened against the Company, or (b) threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

3.11                        Compliance with Law.  The Company, to Seller’s Knowledge, has not violated any laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree, writ, injunction or order of any court or governmental agency, department or authority (collectively, “Laws”), except where such violation or lack of compliance is not reasonably likely to have a Material Adverse Effect.  The Company has not received any notice to the effect that, or otherwise been advised that, the Company is not in such compliance with any Laws.

3.12                        Intellectual Property Rights.

(a)                                 The Company owns all right, title, and interest in (free and clear of all Encumbrances) Company Intellectual Property, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use in the manner in which it is using it, all Company Intellectual Property, and the Company Intellectual Property is sufficient to enable the Company to conduct the Business as currently conducted and proposed to be conducted and the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.  None of the Company Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Seller’s Knowledge, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

(b)                                 Schedule 3.12 lists (i) all patents and patent applications and all registered trademarks and service marks, and registered copyrights included in the Company Intellectual Property, (ii) all licenses, sublicenses and other agreements to which the Company is a party pursuant to which any person is authorized to use any Company Intellectual Property (excluding commercially available, off-the-shelf software); and (iii) all licenses, sublicenses and other agreements to which the Company is a party containing an annual payment of greater than $5,000 pursuant to which the Company is authorized to use any third-party (including without limitation for the purposes of this Section 3.12 any employees) Company Intellectual Property which is not Owned Intellectual Property, or which is incorporated in, is, or forms a part of, any product, process or service of the Company (excluding commercially available, off-the-shelf software, including, for each such item, an identification of the Intellectual Property that the Company is authorized to use and the product, process, or service in which it is used or is currently proposed to be used) (“Licensed Intellectual Property Rights”).

(c)                                  To the Seller’s Knowledge, no third party has interfered with or infringed upon any Company Intellectual Property in any material respect.

3.13                        Employees.  There are no written employment agreements or severance or termination agreements accruing to the benefit of any employee or independent contractor of the Company involving $5,000 or more.

3.14                        Employee Benefit Plans.

(a)                                 Except as set forth on Schedule 3.14 Company does not maintain or contribute (or has an obligation to contribute) to any “employee benefit plan” for the benefit of employees or former employees) including, without limitation, incentive, bonus, deferred compensation, medical, severance, disability, death, stock (individually, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b)                                 Each Employee Benefit Plan (and each related trust, custodial account or insurance contract) complies in form and in operation with any applicable governmental requirements.

(c)                                  No charge, complaint, action, suit, proceeding hearing, investigation, claim or demand with respect to the administration (including the making of statutory contributions to) or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Seller’s Knowledge, threatened, except for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand which is not reasonably likely to have a Material Adverse Effect.

3.15                        Labor Relations.  There are no collective bargaining agreements relating to the relationship of the Company with any employee thereof.  There are no strikes, work stoppages or labor disputes pending or, to the Seller’s Knowledge, threatened, against the Company.

3.16                        Environmental Compliance.  The Company has complied with all Environmental Requirements, except where failure to comply would not be reasonably likely to have a Material Adverse Effect, and the Company has not received any notice of violation or noncompliance, penalty assessment, order, complaint or notice of investigation or administrative or other proceedings regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or of any notices of any potential corrective, investigatory, or remedial obligations, arising under Environmental Requirements relating to the Company.  For the purposes of this Agreement, “Environmental Requirements” means all present governmental requirements relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to environmental or hazardous substances.

3.17                        Tax Matters.  To the Seller’s Knowledge, all Tax Returns required to be filed prior to the date of this Agreement with respect to the Company, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations.  All Taxes due and payable by or with respect to the Company has been paid or accrued on the Closing Balance Sheet or will be accrued on its books and records as of the Closing.

3.18                        Affiliate Transactions.  Schedule 3.18 describes all current contracts, agreements, arrangements or transactions between the Company and Seller or any of Seller’s Affiliates.  None of the Affiliate transactions shall remain in place following the Closing.

3.19                        Assets; Identification of Customers and Suppliers.

(a)                                 The Company Assets and Leased Assets which consist of machinery and equipment that are actively used by the Company to run its Business are in working order in all material respects, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practices.  Schedule 3.19 lists the vehicles owned, leased or used by the Company.  Except as set forth on Schedule 3.19, the Company has good and marketable title to all of the Company Assets and the Owned Intellectual Property, free and clear of any Encumbrances except for Permitted Encumbrances.  The Company Assets and the Leased Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted.

(b)                                 To the Seller’s Knowledge, since the Balance Sheet date no current material supplier to the Company of items essential to the conduct of the Business will or has threatened to terminate its respective business relationship with it for any reason.

3.20                        Personal Property Leases.  Schedule 3.20 of this Agreement contains a brief description of each lease or other agreement with an annual rent exceeding $5,000 (including in each case the annual rent, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person and used in or relating to the Business (an “Equipment Lease”).  The Company has complied in all material respects with the terms and conditions of each Equipment Lease and, to the Seller’s Knowledge, all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Equipment Lease.

3.21                        Change in Control Payments.  The Company does not have any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

3.22                        Insurance.  Schedule 3.22 sets forth each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Company is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Contracts”) (true and correct copies of which, including amendments and riders, have been provided or made available to Buyer).

3.23                        Brokers.  No person will be entitled to any brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of the Company, or Seller in connection with the transactions contemplated by this Agreement.

3.24                        No Encumbrances.  Seller has good and valid title to the Shares, free and clear of all Encumbrances.  When the Shares are purchased and sold hereunder and upon delivery by Seller to Buyer of certificate for the Shares at Closing pursuant to this Agreement, Buyer will have good title to the Shares free and clear of any Encumbrances.

3.25                        Foreign Corrupt Practices.  To the best of the Seller’s actual Knowledge through the Closing Date, neither the Company nor the Seller nor any of their Affiliates or any of their officers, directors, employees, stockholders, agents, distributors or shareholders or other persons associated with or acting on their behalf (the “Group”) has, and covenants and agrees that they will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the Buyer taken any action that could be deemed to violate the United States’ Foreign Corrupt Practices Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1                               Brokers.  There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of Seller in connection with the transactions contemplated by this Agreement.

4.2                               Litigation.  There is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

4.3                               No Claims.  Seller hereby further confirms that, effective upon Closing, it has no outstanding claims against the Company in relation to any matter and there are no monies or other obligations owing from the Company to Seller.

4.4                               Organization and Qualification.  Seller is a corporation duly organized and validly existing under the laws of Delaware.

4.5                               Authorization.  Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement.  This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally.

4.6                               No Conflict or Violation.  None of Seller’s execution or delivery of this Agreement, or compliance with any of the provisions hereof, will (a) violate or conflict with any provision of its organizational documents, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of Seller under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which Seller is a party or (ii) by which Seller’s assets are bound or (c) violate any Law, except in the case of (b) and (c), for such violations, conflicts, breaches, defaults, terminations, accelerations or Encumbrances as are not reasonably likely to have a Material Adverse Effect or where consent from the other party to the Agreement will be obtained prior to the Closing Date or the obligation in question will be fully paid off on or before the Closing Date.

4.7                               Shares.  Seller has good and valid title to the Shares of Company being sold to Buyer, case free and clear of all Encumbrances.  When the Shares are purchased and sold pursuant to this Agreement and upon delivery by Seller to Buyer, Buyer will have good title to the Shares free and clear of any Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1                               Brokers.  There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of Buyer in connection with the transactions contemplated by this Agreement.

5.2                               Litigation.  There is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

5.3                               No Claims.  Buyer hereby further confirms that, effective upon Closing, it has no outstanding claims against the Company or Seller in relation to any matter and there are no monies or other obligations owing from the Company or Seller to Buyer.

5.4                               Organization and Qualification.  Buyer is a company duly organized, validly existing and in good standing under the laws of California.

5.5                               Authorization.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally.

5.6                               No Conflict or Violation.  None of Buyer’s execution, delivery or performance of this Agreement, or compliance with any of the provisions hereof, will (a) violate or conflict with any provision of Buyer’s Articles of Incorporation or Bylaws, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of Buyer under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which Buyer is a party or (ii) by which Buyer’s assets are bound or (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award (as to which no representation is made), except in the case of clauses (b) and (c), for such violations, conflicts, breaches, defaults, terminations, accelerations or Encumbrances as are not reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1                               Survival of Representations.  The representations and warranties of the Parties contained herein shall survive the consummation of the transactions contemplated by this Agreement for the period ending 540 days after the Closing Date except for the representations and warranties set out in Sections 3.3, 3.18, 3.24, 4.2, 4.3, 4.5, 4.6(a), 4.7, 5.2, 5.5 and 5.6(a) hereof (the “Designated Sections”), which shall survive the Closing and continue in full force and effect indefinitely (each of the periods set out in this Section 6.1 during which the representations and warranties shall survive and continue in full force and effect shall be referred to as a “Survival Period”), .  No claim for breaches of representations and warranties may be made after the applicable survival period expires.

6.2                               Indemnifications.  Seller shall indemnify, save and hold harmless Buyer, its Affiliates, directors, officers, shareholders, employees and agents (for purposes of this Article VI, all of which shall constitute “Buyer” and to the extent of entitlement for indemnification, may be herein referred to as a “Buyer Indemnified Party”) from and against all costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses (whether or not arising out of Third Party Claims), including without limitation reasonable attorneys’ fees and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), actually incurred or suffered by Buyer through the end of the Survival Period and caused by (i) any breach of any representation or warranty made by Seller in this Agreement; (ii)

any breach of any covenant or agreement made by Seller in this Agreement which requires performance after Closing; or (iii) the operations of the Company prior to Closing.  Notwithstanding anything to the contrary herein, Seller will have no liability (for indemnification or otherwise) under this Section 6.2 until the total of all Damages actually incurred or suffered by Buyer hereunder exceeds $5,000 in the aggregate, in which case Buyer shall be entitled to indemnification for the entire amount of Damages.  Notwithstanding anything to the contrary contained in this Agreement or this Agreement, in no event shall Seller have any liability (for indemnification or otherwise) under this Section 6.2 for any costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses, which in the aggregate exceeds fifty percent (50%) of the purchase price paid by Buyer to Seller (the “Cap Amount”) under this Agreement, provided however, that the Cap Amount shall not apply to breach of any Representations and Warranties set out in the Designated Sections.

6.3                               By Buyer.  Buyer shall indemnify and save and hold harmless Seller and its officers, directors and shareholders (for purposes of this Article VI, collectively referred to as “Seller,” and to the extent of entitlement for indemnification, sometimes referred to as “Seller Indemnified Party”) from and against any and all Damages actually incurred or suffered by Seller through the end of the Survival Period and caused by (i) any breach of any representation or warranty made by Buyer in this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement which requires performance after Closing; or (iii) the operation of the Company from and after Closing, provided that Buyer’s maximum liability hereunder shall not exceed Fifty Percent (50%) of the Purchase Price amount and all interest, if any thereon, except with respect to Buyer’s obligation to pay the full Purchase Price, which shall not be subject to any cap.

6.4                               Timeliness of Claims.  No Claim shall be deemed properly and timely made (i) in the case of a Direct Claim, unless the alleged Damages shall have been actually incurred prior to the expiration of the Survival Period and (ii) in the case of a Third Party Claim, unless the Third Party Claim shall have been actually asserted by the third party prior to the expiration of the Survival Period.

6.5                               Notice of Claims.  If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (the “Indemnified Party”) against the other Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages within a reasonable time after the Indemnified Party suffers such Damages for which indemnification may be sought under this Section 6.5.  If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

6.6                               Defense Against Third Party Claims.  After a Claims Notice with respect to a Third Party Claim has been given, if the Indemnifying Party provides notice in writing to the Indemnified Party that the Indemnifying Party elects to assume the defense, at its expense, in accordance with this Section 6.6, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing reasonably satisfactory to the Indemnifying Party) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (such consent not to be unreasonably withheld) unless the proposed settlement (a) relates solely to monetary damages for which the Indemnitor shall be responsible, and (b) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim.  If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

6.7                               Subrogation.  Upon payment in full of any Claim, regardless of how such payment is effected and whether it results from a judgment or settlement, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any unaffiliated person or entity with respect to the subject matter of such Claim.

6.8                               Certain Benefits.  The amount of any indemnification payable under this Article VI shall be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policy or policies of insurance covering the loss giving rise to the claim.  The Indemnified Party will use reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor.  The Parties agree to respond within a reasonable time to any inquiry by the other Party as to the status of any such insurance payment.  All indemnification payments pursuant to this Article VI shall be deemed adjustments to the Purchase Price.

6.9                               Exclusive Remedy.  The Parties acknowledge and agree that the foregoing indemnification provisions in this Article VI shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing will not limit the remedy of specific performance, obtaining an injunction or other equitable remedy, which may be sought in connection with a breach of any covenant or agreement contained in this Agreement.  The Parties acknowledge and agree that neither Seller nor GSK shall have any liability to Buyer with respect to any facts or circumstances that would constitute a breach of any of the representations or warranties made by Seller hereunder or pursuant to this Agreement if such representations and warranties had been made by Seller directly to Buyer.

ARTICLE VII

AGREEMENTS PENDING THE CLOSING

7.1                               Conduct of Business Pending the Closing.  From the date hereof through the Closing Date, Seller shall cause the Company to operate in the ordinary course of business and in accordance with past practice (except as it relates to transactions specifically contemplated by this Agreement) and Seller will not take any action inconsistent with this Agreement or with the consummation of the Closing.  Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld, Seller shall cause the Company to not:

(a)                                 amend its organizational documents or articles of association;

(b)                                 issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Shares, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests in the Company;

(c)                                  extend, materially modify, terminate or renew any Material Contract or Real Property Lease, except in the ordinary course of business;

(d)                                 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets of the Company, or any interests therein, except for Permitted Encumbrances, dispositions in the ordinary course of business and sales, assignments, transfers, conveyances, leases, mortgages, pledges, dispositions or Encumbrances involving less than $5,000;

(e)                                  cancel any of the insurance policies of the Company except where such policies are replaced by substantially comparable coverage with a new policy;

(f)                                   declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company.

(g)                                  make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred by, or immaterial advances to, agents or employees in the ordinary course of business, to any individual;

(h)                                 increase the compensation payable or to become payable to the management, officers or employees of the Company;

(i)                                     grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company other than the employee and consulting agreements contemplated in this Agreement,

(j)                                    establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be consistent with past practice in the conduct of the Business, contemplated by this Agreement or required by law or existing contracts; or

(k)                                 enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

7.2                               Access.  Until the Closing or the earlier termination of this Agreement, Seller shall cause the Company to afford to Buyer, and to its officers, employees and authorized representatives, such access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Company as Buyer may reasonably request.  Buyer shall hold and shall cause all of its Affiliates, employees and independent contractors to hold all non-published, confidential or proprietary information obtained from Seller or the Company in strict confidence and shall not use any such information other than as permitted by, and not disclose any such information other than in accordance with any confidentiality agreement between Buyer and the Company entered into in connection with the transactions contemplated hereby.

7.3                               Notices and Consents.  Each of the Parties will cooperate in good faith with each other and give the notices to, make the filings with, and use its commercially reasonable efforts to obtain the authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated herein.

7.4                               Further Assurances.  Upon the terms and subject to the conditions contained herein, each of the Parties hereto agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

7.5                               Contractual Dealings with Company and Affiliates.  On or before the Closing Date, the Parties undertake to do the following:

(a)                                 Seller shall cause the termination no later than the Closing Date of its employment arrangements with each of Claire L. Kruger, Nancy Booth, Katherine Brailer, Dietrich Conze and Yongming Lu (collectively, the “Employees”).  Seller shall cooperate to the best of its ability, to the extent requested by Buyer to facilitate the Company’s hiring of the Employees as of the Closing Date.  Following the Closing Date, Seller shall not seek to directly or indirectly enforce the terms of any noncompetition agreement, non-solicitation agreement, confidentiality agreement or other restrictive covenant it has with any of the Employees (collectively, the “Restrictive Covenants”) that are hired by the Company, to the extent such enforcement could reasonably be deemed to impair the Employee’s performance of his or her duties or obligations to the Company or Buyer.  Should any of the Employees not be hired by the Company as of the Closing Date either as employees or independent contractors and should Buyer or the Company request that Seller cooperate with either of them in enforcing any of the Restrictive Covenants, Seller agrees to provide such cooperation and enforcement to the best of its ability, provided Buyer or the Company provides prompt reimbursement for all out of pocket expenses incurred by Seller in connection with the foregoing.

(b)                                 Seller shall maintain in place a tail for its existing errors and omissions insurance coverage of not less than $1,000,000 individually or in the aggregate with respect to any errors or omissions by Company or any of its employees accrued through the Closing Date, which tail shall remain in place for a period of up to two years following the Closing Date (subject to payment as indicated below), and shall name both the Company and Buyer as additional insureds.  Seller agrees to indemnify and hold harmless each of Buyer and the Company against any loss or liability either of them may incur up to $1,000,000 with respect to any errors, omissions or negligence of the Company or any of its employees or agents with respect to any acts occurring prior to the Closing Date.  Seller shall pay for the first year of tail coverage with respect to the policy and should Buyer provide to Seller or the insurance agent responsible for maintenance of the policy the sum of $5,000 (or such lesser amount necessary to maintain the policy) on or before the first anniversary of the Closing Date, then Seller shall cause the policy to be extended or renewed for an additional one year period following the first anniversary of the Closing Date.

(c)                                  Seller shall cause as of the Closing Date the delivery of all books and records of the Company to Buyer.  Seller shall be entitled to maintain one copy of all of such books and records for archival purposes, subject to its confidentiality obligations hereunder.  Seller shall cause the delivery of all software programs and software records used historically by the Company in connection with the operation of its business.  Seller shall cooperate fully with Buyer and the Company in providing to the best of Seller’s ability following the Closing Date any information in the possession or control of Seller or any of its employees (whether in written format or if known to them but not in writing) as they shall reasonably request regarding any of the historical operations or information pertaining to the Company.

(d)                                 Seller shall complete Schedule 5.5(d) on or before the Closing Date to set forth a list of all outstanding projects of the Company as of the present date (the “Projects”).  Any accounts receivable and unbilled work in process (“WIP”) with respect to the Projects as of the close of business on November 30, 2012 shall, when and if collected by the Company, be paid over to Seller, after reducing such amount dollar-for-dollar to the extent of all “Deferred Payments” outstanding as of November 30, 2012. The “Deferred Payments” shall be the amount of Company deferred liability due to having received customer payments or deposits in excess of the value of the work performed on existing contracts as of November 30, 2012 (the aggregate amount thereof being the “Deferred Payments”).  In addition, to the extent that Schedule 5.5(d) indicates that the Projects are ones requiring progress payments, effective as of the Closing Date, the Parties shall complete Schedule 5.5(d) to set forth their mutual agreement as to the amount of progress that has been made with respect to each of the Projects so that when the WIP becomes an account receivable of the Company, Seller shall be entitled to the payment allocable to such WIP.  Should Seller receive any payments with respect to any of the Projects it shall promptly remit such sums to the Company, so that the Company may allocate such proceeds to itself or Seller as called for hereunder.

(e)                                  Effective as of the Closing Date, Seller shall convey for no additional consideration to Company all right, title and interest that Seller has in the name and trademark “Spherix.”  Seller agrees to cooperate with Buyer in causing the transfer of any state or federal service mark filings or applications containing the name “Spherix,” including the execution of an assignment of the Federal trademark “Spherix” (USPTO #3,109,602) and such documentation reasonably requested by Buyer or the Company.  Notwithstanding the foregoing, the Parties agree that Seller shall be permitted to continue to use the name “Spherix” in connection with its affairs for up to one year following the Closing Date, provided that: (i) Seller shall make it clear to the outside world that it is separate and distinct from the Company following the Closing Date; and (ii) Seller shall cause its certificate of incorporation to be amended within one year following the Closing Date to remove the name “Spherix” from its corporate name.

(f)                                   On or following the Closing Date, should Seller receive any correspondence or other communications from any person or entity regarding the Company or any of its activities: (i) it shall no later than the next business day forward a copy of the communication to the Company by e-mail in PDF format or Federal Express (if in writing) or advise the Company by telephone if the communication was oral; and (ii) it shall notify the communicating party in the case of an oral communication, of the sale of the Company to Buyer to the extent such communication would be deemed reasonably appropriate to preserve the goodwill of the Company.  If the communication is of a nature that could be reasonably determined to require immediate attention, then Seller shall use its best efforts to notify Company or Buyer immediately of the communication.

(g)                                  Seller shall indemnify and hold harmless Buyer and the Company from and against any and all claims for compensation by any of the Employees or other prior employees of the Company that have not been satisfied through the Closing Date, with the exception of accrued compensation for the period from November 16, 2012 through the Closing Date, exclusive of any severance compensation or other benefits to be received by such persons as a result of termination of their employment by Seller.

(h)                                 Seller shall maintain the confidentiality of any confidential information that was provided to the Company prior to the Closing Date and which is known to Seller or any of its employees other than the Employees.

(i)                                     Should Buyer determine that it shall need to obtain an audit of the historical financial statements of Company, Seller shall cooperate fully with Buyer and Company in providing such information in its possession or control, and in providing access to its personnel to cooperate to the fullest extent possible to enable Seller and the Company in completion of such audit(s).  Seller shall not be entitled to any compensation in connection with the foregoing.

(j)                                    Seller shall terminate any agreements between it (or any of its Affiliates other than the Company) and the Company effective as of the Closing Date.

(k)                                 Seller shall cause the transfer to Buyer of the domain name registration for spherix.com, and shall cause the execution of all documentation required to effect that transfer with the registrar of the domain name and further agrees to cooperate as necessary to cause the transfer to be effective by the Closing Date or as soon thereafter as is reasonably practicable.  Buyer shall cause its Domain Record A Locator to point toward the website maintained by Seller at www.spherix.com for so long as Seller maintains that website.  Seller agrees to maintain a link on that website (for so long as Seller maintains that website) for Spherix Consulting, so as to enable persons inspecting that website to be able to link back to Buyer’s website containing information about Spherix Consulting.

(l)                                     Buyer agrees to cause Spherix Consulting to make available to Seller for a period of up to 5 hours per month (noncumulative) those of the Employees that were hired by Spherix Consulting effective as of the Closing Date, until the earlier of the first anniversary of the Closing Date or for so long as such persons remain in the employ of Spherix Consulting, in order to answer questions from Seller to the best of their ability in order to enable Seller to transition its operations without their services; should Seller require consulting time in excess of this time commitment, then the Employees will be billed to Seller at their regular hourly rates absent agreement by the parties hereto to the contrary.

(m)                             The Parties agree to cooperate with each other following the Closing Date to carry out the purpose and intent of this Agreement, including but not limited to the delivery of information and records and the execution of such documentation reasonably required to carry out the purpose and intent of this Agreement and the covenants contained herein.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1                               Further Action.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as either of the other Parties reasonably may request.

8.2                               Expenses.  Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

8.3                               Publicity.  Without the other Parties’ consent, which will not be unreasonably withheld, no Party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or of any applicable regulatory authority and any such release or statement shall be subject to prior review by the other Parties.

ARTICLE IX

CONDITIONS TO CLOSING

9.1                               Conditions to Obligations of Each Party.  The obligations of each Party to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)                                 No Injunctions or Restraints; Illegality.  No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions provided for hereby.

(b)                                 No Proceedings or Litigation.  No Action by any governmental authority or other person shall have been instituted which prevents the consummation of the transactions contemplated hereby.

(c)                                  Governmental Approvals.  Seller and Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies and other third parties whose approval is required.

(d)                                 Settlement of balances.  Documentation confirming settlement of any and all balances between Seller and the Company shall have been duly provided.

9.2                               Additional Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(b)                                 Closing Documents and Deliveries.  Seller shall have delivered to Buyer the following:

(i)                                     copies of the resolutions and other requisite company actions of Seller, authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, which copies have been certified by the authorized signatory of Seller;

(ii)                                  instruments evidencing the release of all Encumbrances on the assets of the Company, other than Permitted Encumbrances;

(iii)                               separate letters of resignation signed by each director and officer of the Company, to be effective on the Closing Date, except those directors and officers that Buyer wishes to continue in their roles; and

(iv)                              Seller has caused each of the agreements referenced in Articles III and VII to be duly executed and delivered among the parties called for therein, absent wavier of any of the required agreements by Buyer.

9.3                               Additional Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(b)                                 Closing Documents and Deliveries.  Buyer shall have delivered copies of the resolutions and other requisite corporate actions of Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Buyer of the transactions contemplated hereby and thereby, which copies have been certified by Buyer’s secretary.

ARTICLE X

TERMINATION

10.1                        Termination.  At any time before the Closing, this Agreement may be terminated by (i) mutual written consent of the Parties, (ii) Buyer, if there has been a material breach of a representation, a warranty or a covenant herein by the Seller, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties; (iii) Seller, if there has been a material breach of a representation, a warranty or a covenant herein by the Buyer, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties; or (iv) any Party if the Closing does not occur on or before December 15, 2012 (or such later date as the Parties shall mutually agree), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of such Party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

10.2                        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, and no Party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach); provided, however, that the provisions of this Section 10.2 and Article XI shall survive any such termination.

ARTICLE XI

MISCELLANEOUS

11.1                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of any of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

11.2                        Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Seller, to:	Spherix Incorporated 6430 Rockledge Drive – Suite 503 Bethesda, MD 20817 Attention: Harvey Kesner, Esq.

with a copy to: Baxter, Baker, Sidle, Conn & Jones, P.A. 120 E. Baltimore Street, Suite 2100 Baltimore, Maryland 21202 Attention: James E. Baker, Jr., Esq.

If to Buyer, to:	ChromaDex, Inc. 10005 Muirlands Boulevard Irvine, CA 92618 Attention: Frank Jaksch

with a copy to: Shefsky & Froelich Ltd. 111 East Wacker - Suite 2800 Chicago, IL 60606 Attention: Mitchell Goldsmith, Esq. Fax No.: 312-275-7569

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

11.3                        Choice of Law, Jurisdiction and Venue.  This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of Delaware.  In any action between the Parties, each of the Parties irrevocably consents to submitting any and all disputes arising from or in connection with this Agreement to arbitration under the auspices of the American Arbitration Association (“AAA”) The arbitration tribunal shall apply AAA rules in effect at the time of the arbitration, provided that the arbitrator shall be selected by the following means.  Should the Parties agree upon an arbitrator then that arbitrator shall serve.  Should either Buyer or Seller demand an arbitration (the date of sending such notice being the Demand Date), and should they fail to agree upon an arbitrator within 5 business days following such demand, then each of Buyer and Seller shall designate an arbitrator who is authorized to arbitrate disputes under the auspices of the AAA (“Authorized Arbitrator”), within 15 business days following the Demand Date by delivering notice to the other Party of such designation; if only one of Buyer and Seller designates such an arbitrator within such 15 business day period, then that arbitrator shall serve to arbitrate the dispute; if both Buyer and Seller timely designate their respective arbitrators, then those two designees shall mutually agree upon an Authorized Arbitrator within 25 business days following the Demand Date, who shall serve as arbitrator for the dispute, or failing to agree then thereafter the arbitrator shall be designated in accordance with the rules of the AAA.  The arbitration shall be conducted in Chicago, Illinois, with each Party bearing its respective costs and fees and with the Parties splitting equally the cost and fees associated with the Authorized Arbitrator.

11.4                        Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.5                        Counterparts.  This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail in PDF format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6                        Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.7                        Third-Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the Company.

11.8                        Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:	SELLER:

CHROMADEX, INC.	SPHERIX INCORPORATED

By:	By:
Its:	Its: